Exhibit 99.1

Trex Company Reports Revenue of $41.2 Million, Net Income of $5.1
Million and Earnings Per Share of $0.35 in Third Quarter

    WINCHESTER, Va.--(BUSINESS WIRE)--Oct. 27, 2003--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the third quarter ended September 30, 2003 in line with the revised guidance recently provided by the Company.
    Net sales for the quarter totaled $41.2 million compared to $49.5 million in the third quarter of 2002. Income from operations in the third quarter of 2003 totaled $9.0 million compared to $10.9 million in last year's third quarter. Net income in the 2003 quarter totaled $5.1 million compared to $6.1 million in the same period last year. On a diluted basis, net income per share for the 2003 quarter was $0.35 per share compared to $0.43 per share for the 2002 quarter.
    For the nine months ended September 30, 2003, Trex Company reported revenues of $169.1 million compared to $147.4 million for the same period last year. Income from operations in the 2003 nine-month period totaled $37.2 million compared to $36.2 million in the first nine months of 2002. Net income totaled $21.8 million, or $1.48 per diluted share, versus $18.2 million, or $1.26 per diluted share in 2002.
    President Robert Matheny commented, "As previously announced, poor weather conditions, especially along the entire East Coast, restricted sales growth in the third quarter, while the price of plastic raw materials adversely affected our costs. We are pursuing several programs to reduce the delivered cost of plastic to the Trex plant sites. The rail siding we are planning to construct at our Winchester, Va. manufacturing site will facilitate the transportation process for our inbound raw materials as well as reduce transportation costs for the finished Trex products we ship to our customers.
    "In 2004, we expect that our new Trex Accents(TM) decking product line will stimulate even greater interest in wood composite decking and, combined with an extensive advertising and promotional campaign, will contribute to sales growth and enhance the status of the Trex brand.
    "We have continued to pursue commercial and industrial installations as showcase projects. Most recently, marina installations using Trex's marina offerings have been specified for decks at the Washington Sailing Marina in Alexandria, Va. and at the Paradise Lakes boat docks in Bakersfield, Calif. We are also experiencing greater success at new home subdivisions all around the country, where contractors are increasingly installing Trex in their model homes or offering our decking as an option to new home purchasers."

    About Trex Company

    Trex Company is the nation's largest manufacturer of non-wood decking, which is marketed under the brand name Trex(R). Trex Wood-Polymer(R) lumber offers an attractive appearance and the workability of wood without the ongoing need for protective sealants or repairs. Trex decking and railing is manufactured in a proprietary process that combines waste wood fibers and reclaimed polyethylene and is used primarily for residential and commercial decking. The Company sells its products through approximately 90 wholesale distribution locations, which in turn sell Trex decking to approximately 3,300 independent contractor-oriented retail lumberyards across the United States.
    For a Trex decking and railing dealer near you, call 1-800-BUY-TREX (289-8739) or for dealers and product details, visit www.trex.com.
    Trex(R) and Trex Wood-Polymer(R) are trademarks of Trex Company, Inc., Winchester, Va.
    Note: The Company has scheduled a conference call to discuss third-quarter results for 11:00 a.m. ET on Tuesday, October 28. A live webcast of the conference call will be available to all investors at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 12:00 p.m. ET on October 28 until 12:00 a.m. ET on November 4. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID #3101931.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of revenues, earnings and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2003 discusses some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    (Tables to follow)



                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)


                       Quarter Ended September   Nine Months Ended
                                 30,                September 30,
                             2002        2003        2002        2003
                       ----------- ----------- ----------- -----------

Net sales                 $49,522     $41,224    $147,442    $169,100

Cost of sales              25,069      21,779      78,779      92,999
                       ----------- ----------- ----------- -----------

Gross profit               24,453      19,445      68,663      76,101

Selling, general and
 administrative
 expenses                  13,546      10,457      32,505      38,919
                       ----------- ----------- ----------- -----------

Income from operations     10,907       8,988      36,158      37,182

Interest expense,  net     (1,205)       (858)     (7,016)     (2,655)
                       ----------- ----------- ----------- -----------

Income before taxes         9,702       8,130      29,142      34,527

Income taxes                3,571       3,008      10,961      12,775
                       ----------- ----------- ----------- -----------

Net income                 $6,131      $5,122     $18,181     $21,752
                       =========== =========== =========== ===========

Diluted earnings per
 common share               $0.43       $0.35       $1.26       $1.48
                       =========== =========== =========== ===========


Weighted average
 diluted shares
 outstanding           14,416,853  14,731,373  14,463,460  14,715,170
                       =========== =========== =========== ===========




                          TREX COMPANY, INC.
                Condensed Consolidated Balance Sheets
                  (In thousands, except share data)

                                                 31-Dec-02  30-Sep-03
                                                 --------- -----------
                                                           (unaudited)
ASSETS
Current  assets:
    Cash and cash equivalents                     $14,893     $28,003
    Trade accounts receivable                         840      13,088
    Inventories                                    22,429      27,533
    Prepaid expenses and other assets               1,395       1,643
    Deferred income taxes                           2,269       2,574
                                                 --------- -----------
        Total current  assets                      41,826      72,841
                                                 --------- -----------
Property, plant and equipment, net                133,570     137,633
Goodwill, net                                       6,837       6,837
Other  assets                                       1,323       1,615
                                                 --------- -----------
        Total assets                             $183,556    $218,926
                                                 ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Trade accounts payable                        $10,056     $15,252
    Accrued expenses                                6,089       4,618
    Income taxes payable                              114         726
    Other current liabilities                         638       1,066
    Current portion long-term debt                    795         888
                                                 --------- -----------
        Total current liabilities                  17,692      22,550
                                                 --------- -----------
Deferred income taxes                               9,915      13,274
Debt-related derivatives                            2,773       2,536
Long-term debt, net of current portion             54,401      53,697
                                                 --------- -----------
        Total liabilities                          84,781      92,057
                                                 --------- -----------
Stockholders' equity:
    Preferred stock, $0.01 par value, 3,000,000
     shares authorized; none issued and
    outstanding                                        --          --
    Common stock, $0.01 par value, 40,000,000
     shares authorized; 14,297,711 and
    14,686,981 shares issued and outstanding at
     December 31, 2002 and September 30,
     2003                                             143         147
    Additional capital                             49,354      55,112
    Retained earnings                              53,397      75,149
    Deferred compensation                          (2,400)     (1,972)
    Accumulated other comprehensive net loss       (1,719)     (1,567)
                                                 --------- -----------
         Total stockholders' equity                98,775     126,869
                                                 --------- -----------
         Total liabilities and stockholders'
          equity                                 $183,556    $218,926
                                                 ========= ===========




                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                             (Unaudited)


                                                    Nine Months Ended
                                                         September 30,
                                                       2002      2003
                                                   --------- ---------
OPERATING ACTIVITIES
Net income                                          $18,181   $21,752
Adjustments to reconcile net income to net cash
 provided by
    operating activities:
Depreciation and amortization                         6,877     9,206
Other non-cash charges                                6,732     3,665
Changes in operating assets and liabilities          29,643   (13,526)
                                                   --------- ---------

Net cash provided by operating activities           $61,433   $21,097
                                                   --------- ---------

INVESTING ACTIVITIES                                ($2,702) ($13,290)
                                                   --------- ---------

FINANCING ACTIVITIES                               ($28,783)   $5,303
                                                   --------- ---------

Net increase in cash and cash equivalents           $29,948   $13,110
Cash and cash equivalents at beginning of period         $-   $14,893
                                                   --------- ---------

Cash and cash equivalents at end of period          $29,948   $28,003
                                                   ========= =========


    CONTACT: Trex Company, Inc.
             Robert G. Matheny, 540-542-6300
             or:
             Lippert/Heilshorn & Associates
             Harriet Fried / John Heilshorn
             212-838-3777